UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Kratos Defense & Security Solutions, Inc.
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May 15, 2012

Re:
Kratos Defense & Security Solutions, Inc.’s (“Kratos”) 2012 Annual Meeting of Stockholders – May 23, 2012 – Proposal 4, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”)

Dear Stockholder:

By now you should have received Kratos’ Notice of the 2012 Annual Meeting and Proxy Statement. You can also view our Proxy Statement at http://ir.kratosdefense.com/annual-proxy.cfm.

We are writing to request your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we request your support on Proposal 4, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”).

Institutional Shareholder Services (“ISS”) has recommended a vote against this proposal based largely on the size of our CEO’s compensation measured against a group of comparator companies determined by ISS. We believe the peer group selected by ISS to benchmark our CEO’s compensation fails to recognize Kratos’ focus in the defense and security industries. ISS’s policy requires it to identify comparator companies based on revenues. In contrast, we determined, with input from an independent compensation consultant, that Kratos’ peer group more appropriately consists of companies with a similar employee count, revenues, market capitalization and focus in the defense and security industries.  ISS’s approach generated a wide range of manufacturing companies that lack that same defense and security focus as Kratos and its peer group. This difference in comparator groups is the primary source of the difference between the recommendations of our Board and ISS on the Say on Pay proposal. If ISS had used Kratos’ compensation peer group, rather than its policy-generated comparators, we believe we would have passed ISS’s CEO compensation tests.

With respect to ISS’s analysis, we note that:

·
The ISS analysis is flawed, as its peer group methodology does not present relevant comparisons.  Over half of the ISS identified peers are not in the defense and security industries, rendering financial performance and operational performance metric comparisons meaningless. The 23 companies identified in the Kratos compensation peer group are all focused in the defense/security area. While some companies are larger and some are smaller than Kratos, Kratos’ revenue is at the 46th percentile, which is well within the range of ISS recommendations. The peer companies that Kratos has used in its analysis are: AAR Corporation, AeroVironment, Inc., Alliant Techsystems Inc., American Science & Engineering, Inc., Anaren, Inc., CACI International, Inc., Comtech Telecommunications Corp., Cubic Corporation, Digital Globe, Inc., Ducommun Inc., FLIR Systems, Inc., GeoEye, Inc., Harris Corporation, iRobot, KEYW Holding Corporation, ManTech International Corporation, Mercury Computer Systems, Inc., Microsemi Corporation, Moog, Inc., NCI, Inc., Orbital Sciences Corporation, VSE Corporation and ViaSat, Inc. We not only compete with these companies from a business perspective, we also compete with these companies for executive talent. Kratos believes it is more appropriate and meaningful to include peer companies in the defense and security industries, especially due to the recent developments in the DOD budgetary environment occurring over the past year that have had a significant negative impact on the trading values of companies across the defense industry.  Although nearly all of the peer companies in Kratos' peer group have experienced a reduction in trading values as a result of the current budgetary environment and unknown impact of potential sequestration, Kratos' equity value has typically traded at or above the average trading value of enterprise value to EBITDA multiples.  Specifically, Kratos' equity price has typically traded in the top 40% of its peer group on this metric.

·
Applying the ISS quantitative assessment against Kratos’ 23 peer companies, we believe we would pass with a Multiple of Median equal to 0.9x (passing test result), Pay-TSR Alignment equal to -10.7% (passing test result), and Relative Degree of Alignment weighted score of -40 (medium concern test result), for an overall result of not being subject to a qualitative review.

·
Kratos acquired three companies in 2011 (Herley Industries, Inc., Integral Systems, Inc., and SecureInfo Corporation), which resulted in approximately $38 million of acquisition related amortization expense, approximately $12.5 million in transaction and financing related costs and approximately $27.8 million in acquisition related costs in Kratos’ financial results for 2011.

·
Kratos’ Compensation Committee awards Restricted Stock Units (RSUs) as a long term incentive retention element of Kratos’ Executive Compensation.  Importantly, the RSUs granted to Kratos’ Chief Executive Officer, in addition to certain other Kratos Senior Executives, are on a ten-year cliff vest basis where the Kratos Board of Directors strives to align the interests of Senior Management with the interests of Kratos stockholders.  In other words, one hundred percent of the RSUs granted to Kratos’ Chief Executive Officer vest on the ten-year anniversary of their grant or issuance, upon a sale of Kratos or upon termination without cause. The ISS analysis assumes that 100 percent of Kratos’ Chief Executive Officer’s RSUs vest in its annual compensation calculation, which is misleading on its face, as Kratos’ CEO has no access to these RSUs on an annual recurring compensatory basis. Our independent compensation consultant, Radford, has advised us that 99% of the RSUs granted in the U.S. vest over a period of 5 years or less. The 10 year cliff vesting for the Kratos Chief Executive Officer and certain other Kratos Senior Executives illustrates our long-term commitment and focus on alignment of interests in order to maximize long-term stockholder value.

We invite you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 4, Advisory Vote to Approve the Compensation of our Named Executive Officers.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

Bridge Point Corporate Centre ▪ 4820 Eastgate Mall ▪ San Diego, CA 92121 ▪ Tel: 858.812.7300 ▪ Fax: 858.812.7301 ▪ www.kratosdefense.com